Exhibit (c)12

Citigroup Global Markets Inc. | Corporate and Investment Banking March 2019 Project Prairie Discussion Materials Strictly Private and Confidential

Execution Update / Considerations

Documentation

- Account-opening/KYC should be completed within next few days
- 10b5-1 plan language is currently being negotiated by Citi/V&E

Trading Strategy

- BIP intends to execute purchases primarily under 10b5-1 plan(s) in order to avoid MNPI issues and allow for purchases during blackouts
- Purchases will also be constrained by Rule 10b-18, which caps the daily purchase volumes while allowing for one uncapped block purchase per week (subject to availability)
- Trading instructions contained in the 10b5-1 plan can specify differing parameters for "regular way" purchases vs. block purchases

Disclosure

- BIP may elect to publicly announce commencement of the acquisition program via a press release, but is not required to do so
- Schedule 13D must be filed within 10 calendar days of closing; it will disclose capital that has been funded/committed to fund open market purchases
  - If an acquisition program is in place at time of initial 13D filing, it will be disclosed in that filing (aggregate size of plan, but not specifics of price, etc.); if not, it will be disclosed by a "prompt" (typically 48 hours) amendment when it is put in place
  - Schedule 13D will be further amended each time aggregate ownership of TGE securities increases by 1%
- Forms 4 must be filed with respect to each purchase within two business days following the deemed execution date (typically meaning trade date)
  - A footnote will disclose purchases are pursuant to a 10b5-1 plan

Indicative Open Market Purchase Timing

Initial % of TSO		44.5%	
Target % of TSO		51.0%	
% of TSO to Purchase		6.5%	
Shares to Purchase (MM)		18.2	
Estimated Spend ($MM)		$419	
ADTV Assumption (MM)	1.00	1.20	1.40
Days Trading Volume	18.2x	15.2x	13.0x

% of ADTV Purchased	Months to Complete		
5%	17.4	14.5	12.4
10%	8.7	7.2	6.2
15%	5.8	4.8	4.1
20%	4.3	3.6	3.1
25%	3.5	2.9	2.5

- Assumes purchase price equal to the 2/27/19 closing price of $22.95
- Current 10b-18 daily limit is 303,297 shares (25% of ADTV for four weeks ended 2/22/19)

Historical 10b-18 Daily Volume Limit (LTM)



Number of Shares
600,000
500,000
400,000
300,000
200,000
100,000
0
Median
222,659
303,297
2/26
3/12
3/26
4/9
4/23
5/7
5/21
6/4
6/18
7/2
7/16
7/30
8/13
8/27
9/10
9/24
10/8
10/22
11/5
11/19
12/3
12/17
12/31
1/14
1/28
2/11
2/25

Source: Citi, Bloomberg

1

Overview of Rules 10b-18 and 10b5-1 Rule 10b-18 Rule 10b5-1 · Rule 10b-18 provides issuers and affiliated purchasers a “safe· Rule 10b5-1 addresses the distinction between possession and use harbor” against allegations of manipulation when making of material nonpublic information (“MNPI”), defines the purchases of common stock in the open market circumstances under which companies will be deemed to have traded on the basis of the information, and sets forth affirmative · Purchase must satisfy the following conditions in order to qualify for defenses that insiders may use to protect against allegations of the safe harbor: trading on MNPI No purchases as part of opening trade, or during the last 30 minutes · Insiders can take advantage of these defenses by entering into before the market close, except that issuers with public float value of at predetermined purchase contracts when not in possession of MNPI Timing least $150 mm and average daily trading volume (ADTV) value of at least $1 mm may make purchases up to 10 minutes before the close · These contracts must specify the parameters – including quantity, May purchase on a daily basis up to 25% of the last four calendar timing, and price – under which trades may be executed weeks’ ADTV; once per week, a block may be purchased that exceeds Volume the 25% volume limitation, provided that no other 10b-18 purchases · Although insiders may in general terminate a plan at any time, they are made on that day (blocks usually defined as >= 5,000 shares) are not permitted to exert any direct or indirect influence over the purchases during the life of the plan Purchases for all issuers must be executed “at a price that does not exceed the highest independent bid or the last independent transaction Price price, whichever is higher, quoted or reported in the consolidated Benefits and Considerations system” Purchases may be solicited through only one broker-dealer on any â–² Permits purchases during blackout periods Broker- single day; if more than one entity (e.g. the issuer itself and another affiliated purchaser) makes solicited purchases on the same day, these â–² Provides affirmative defense against allegations of trading on MNPI Dealer purchases must be made through the same broker-dealer; unsolicited Limitations purchases may be made from any number of broker-dealers on a given â–² May be terminated at any time day â–¼ May limit ability to react to market conditions Daily purchases made between public announcement of transaction M&A and completion of shareholder votes may not exceed the average daily 10b-18 purchases made during the three calendar months prior to the â–¼ Modifications to are limited to periods when issuer is not in a Situations1,2 public announcement (this restriction does not apply to all-cash blackout period and the insider is not in possession of MNPI transactions in which there is no valuation period) â–¼ Repeated modifications may compromise the affirmative defense 1 Purchases made in “block” form must also not exceed the average size and frequency of block purchases effected during the prior three month period 2 This restriction applies to purchases of the acquirer’s or the target’s shares by either the acquirer or the target Source: Citi 2

10b5-1 Purchase Plan Metrics – Corporate Buybacks as Proxy Citi’s analysis of hundreds of 10b5-1 repurchase plans executed for its client base over the last several years yields interesting results in terms of corporate policy and grid formulation strategies. Plan Distribution by Post-Adoption “Cooling Off” Period Plan Distribution by Purchase Period Tenor 50% 40% 45% 37% 45% 35% 40% 35% 30% a ns 30% ns 25% Pl a 20% of 25% P l 18% of 20% % 20% 16% % 15% 11% 15% 10% 10% 10% 7% 8% 6% 6% 6% 5% 3% 5% 2% 5% 0% 0% 0-1 2-5 1-2 2-3 3-4 1-2 2-3 > 3 0-1 1-2 2-3 3-4 1-2 2-3 > 3 Days Days Weeks Weeks Weeks Months Months Months Weeks Weeks Weeks Weeks Months Months Months Plan Distribution by Order Type Highest Limit Price vs. Stock Price at Adoption For Limit Only Plans 20% 19% 18% 66% 16% 15% “in the money” 17% 14% 13% 12% 34% 12% Limit Orders Only “out of the money” 10% 9% Market Orders Only ns 10% 9% 65% la P Market and Limit Orders 8% of % 18% 6% 4% 4% 3% 2% 2% 2% 2% 0% <-25% -25%—-20%—-15%—-10%—-5%—0%—+5%—+10%—+15%—+20%—>=+25% -20% -15% -10% -5% 0% +5% +10% +15% +20% +25% Citi-executed 10b5-1 plans adopted between January 1, 2012 and December 31, 2018 Source: Citi 3

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